As filed with the Securities and Exchange Commission on June 13, 2002

                                                    Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-3
                        UNDER THE SECURITIES ACT OF 1933

                              --------------------

                                  ODETICS, INC.
             (Exact name of Registrant as specified in its charter)

           Delaware                                        95-2588496
(State or other jurisdiction of                         (I.R.S. Employer
         incorporation)                              Identification Number)

                          1515 South Manchester Avenue
                            Anaheim, California 92802
                                 (714) 774-5000
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              --------------------

                                GREGORY A. MINER
               Chief Executive Officer and Chief Financial Officer
                                  Odetics, Inc.
                          1515 South Manchester Avenue
                            Anaheim, California 92802
                                 (714) 774-5000
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              --------------------

                                    Copy to:
                             Ellen S. Bancroft, Esq.
                                Patty H. Le, Esq.
                         Brobeck, Phleger & Harrison LLP
                               38 Technology Drive
                            Irvine, California 92618
                                 (949) 790-6300

                              --------------------

        Approximate date of commencement of proposed sale to the public:
   from time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

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                         CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                Amount           Proposed Maximum       Proposed Maximum         Amount of
      Title of Shares                            to be            Offering Price            Aggregate           Registration
      to be Registered                        Registered           per Share(1)         Offering Price(1)           Fee
------------------------------------------- ------------------ ----------------------- ---------------------- -----------------
    Class A common stock,                    67,419 shares            $1.39                  $93,713               $8.63
    $0.10 par value per share (including
    associated preferred stock purchase
    rights)
===============================================================================================================================

(1) Estimate based upon the average of the high and low sales prices of the Registrant's Class A common stock on June 11, 2002, as reported by the Nasdaq SmallCap Market, pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                                  67,419 Shares
                                  ODETICS, INC.
                              Class A Common Stock

     This prospectus relates to the public offering, which is not being underwritten, of a total of 67,419 shares of the Class A Common Stock of Odetics, Inc. by Leitch Technology International, Inc. The price at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares.

     We have two classes of common stock outstanding -- the Class A common stock and the Class B common stock. The rights, preferences and privileges of each class of common stock are identical in all respects except for voting rights. As of the date of this prospectus, the holders of the Class A common stock are entitled to elect 25% of the Board of Directors rounded up to the nearest whole number, or two directors, and the holders of the Class A common stock and the Class B common stock, voting together as a single class, are entitled to elect the balance of the Board, or six directors. On all other matters to be addressed by a stockholder vote, the holders of Class A common stock have one-tenth of one vote per share held and the holders of Class B common stock have one vote per share held.

     Our Class A common stock and our Class B common stock are quoted on the Nasdaq SmallCap Market under the symbol "ODETA" and "ODETB," respectively. On June 11, 2002, the last reported sale price for the Class A common stock was $1.39 per share and the last reported sale price for the Class B common stock was $1.89 per share.

                          ----------------------------

     You should carefully consider the risk factors beginning on page 2 of this prospectus before purchasing any of the Class A common stock offered by this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is June 13, 2002.

                                     ODETICS

     Odetics, Inc. provides products and systems that employ information technology to control the use of public roadways, secure ingress and egress of public and private facilities, and secure the delivery of digital communications. We have three separate business segments, which we define as (1) intelligent transportation systems ("ITS"), (2) video products, which include products for the television broadcast and video security markets, and (3) telecommunications products. Each of these business segments is operated by one or more separate subsidiaries.

     The ITS segment consists of our majority-owned subsidiary, Iteris, Inc. The video products segment includes our wholly-owned subsidiaries, Broadcast, Inc. and MAXxess Systems, Inc. (previously known as Gyyr Incorporated). The telecommunications products segment consists of Zyfer, Inc., our wholly-owned subsidiary (formerly known as our Communications division) and prior to September 2001, also included Mariner Networks, Inc., another of our wholly-owned subsidiaries. In connection with continued cost control efforts and the slowdown in the telecommunications industry, our Board of Directors approved the immediate discontinuation of Mariner Networks, Inc. in September 2001.

     In April 2001, Gyyr separated its operations into two divisions, the Gyyr CCTV Products division, which manufactures analog and digital storage solutions, and the Gyyr Electronic Access Control division, which manufactures enterprise security management systems. In September 2001, we sold substantially all of the assets and certain of the liabilities of the Gyyr CCTV Products division. In connection with the sale, we changed the name of Gyyr to MAXxess Systems, Inc. to reflect the focus of the business on Electronic Access Control systems. Also in September 2001, as a result of the sale of the Gyyr CCTV Products division and the discontinuation of Mariner Networks, Inc., we discontinued the operations of some of our European subsidiaries, namely Odetics Europe Ltd., MAXxess Europe Ltd., Mariner France and Mariner Europe Ltd., and we are in the process of transitioning our Broadcast and MAXxess international operations to branch office operations.

     Our principal executive offices are located at 1515 South Manchester Avenue, Anaheim, California 92802, and our telephone number is (714) 774-5000.

                                  RISK FACTORS

     Our business is subject to a number of risks, some of which are discussed below. Other risks are presented elsewhere in this prospectus and in the information incorporated by reference into the prospectus. You should consider the following risks carefully in addition to the other information contained in this prospectus (including the information incorporated by reference) before purchasing the shares of our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

     Before deciding to invest in our company or to maintain or increase your investment, you should carefully consider the risks described below, in addition to the other information contained in this Prospectus and in our other filings with the SEC, including our Annual Report on Form 10-K/A for the year ended March 31, 2001, as well as our subsequent reports on Forms 10-Q and 8-K.

     We Have Experienced Substantial Losses and Expect Future Losses. We experienced net losses of $25.3 million for the nine months ended December 31, 2001, $49.8 million for the year ended March 31, 2001, $38.7 million for the year ended March 31, 2000 and $2.2 million for the quarter ended March 31, 2002. In January 2001, we announced the reorganization of our business in order to reduce our operating expenses and negative cash flow, which included the downsizing of our operations in Gyyr and Broadcast, and a 25% reduction in our total work force. In the second fiscal quarter of 2001, we experienced further downsizing in connection with our sale of the Gyyr CCTV Products division and the discontinuation of the business of our Mariner Networks subsidiary. We cannot assure you that our efforts to downsize our operations will improve our financial performance, or that we will be able to achieve profitability on a quarterly or annual basis in the future. Most of our expenses are fixed in advance, and we generally are unable to reduce our expenses significantly in the short-term to compensate for any unexpected delay or decrease in anticipated revenues. As a result, we may continue to experience losses, which would make it difficult to fund our operations and achieve our business plan, and could cause the market price of our common stock to decline.

     We Will Need to Raise Additional Capital in the Future and May Not Be Able to Secure Adequate Funds on Terms Acceptable to Us, or at All. We have generated significant net losses in recent periods, and have experienced negative cash flows from operations in the amount of $16.8 million for the nine months ended December 31, 2001, and $20.1 million for the year ended March 31, 2001. Although we completed the sale of our Anaheim, California property in May 2002, the majority of the proceeds of such sale was used to repay outstanding short-term indebtedness. We anticipate that we will need to raise additional capital in the future. Our Iteris subsidiary currently maintains a $5.0 million line of credit, which expires in August 2004. Substantially all of the assets of Iteris have been pledged to the lender to secure the outstanding indebtedness under this facility (although there were no amounts outstanding under the line of credit at June 12, 2002). Even though we retired our bank line of credit in the quarter ended December 31, 2001, we also incurred cash obligations in the amount of $3.0 million payable over the next seven months related to our discontinuation of Mariner Networks and the reorganization of our European operations. We plan to raise additional capital in the near future, either through bank borrowings, other debt or equity financings, or the divestiture of business units or select assets. We cannot assure you that any additional capital will be available on a timely basis, on acceptable terms, or at all. These conditions, together with our recurring losses and cash requirements, raise substantial doubt about our ability to continue as a going concern.

     Our capital requirements will depend on many factors, including:

     .  our ability to control costs;

     . market acceptance of our products and the overall level of sales of our products;

     .  our ability to generate operating income;

     . increased research and development funding, and required investments in our business units;

     .  increased sales and marketing expenses;

     . technological advancements and our competitors' response to our products;

     .  capital improvements to new and existing facilities;

     .  potential acquisitions of businesses and product lines;

     .  our relationships with customers and suppliers; and

     . general economic conditions including the effects of the current economic slowdown and international conflicts.

     If our capital requirements are materially different from those currently planned, we may need additional capital sooner than anticipated. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and such securities may have rights, preferences and privileges senior to our common stock. Additional financing may not be available on favorable terms or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to continue our operations as planned, or at all, develop or enhance our products, expand our sales and marketing programs, take advantage of future opportunities or respond to competitive pressures.

     The Trading Price of Our Common Stock Is Volatile. The trading price of our common stock has been subject to wide fluctuations in the past. Since January 2000, our Class A common stock has traded at prices as low as $1.05 per share and as high as $29.44 per share. In April 2002, because we failed to meet the minimum stockholder's equity requirement for continued listing on the Nasdaq National Market, our common stock was delisted from the Nasdaq National Market and subsequently approved for listing on the Nasdaq SmallCap Market. If our stock price continues to decline or declines below $1.00 per share for a period of time, our common stock could be subject to delisting from the Nasdaq SmallCap Market and there may not be a market for our stock. We may not be able to increase or sustain the current market price of our common stock in the future. As such, you may not be able to resell your shares of common stock at or above the price you paid for them. The market price of our common stock could continue to fluctuate in the future in response to various factors, including, but not limited to:

     .  quarterly variations in operating results;

     .  our ability to control costs and improve cash flow;

     .  shortages announced by suppliers;

     . announcements of technological innovations or new products by our competitors, customers or us;

     .  acquisitions or businesses, products or technologies;

     .  changes in pending litigation or new litigation;

     .  changes in investor perceptions;

     .  our ability to spin-off any business unit;

     .  applications or product enhancements by us or by our competitors; and

     . changes in earnings estimates or investment recommendations by securities analysts.

     The stock market in general has recently experienced volatility, which has particularly affected the market prices of equity securities of many high technology companies. This volatility has often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, companies that have experienced volatility in the market price of their securities have been the subject of securities class action litigation. If we were to become the subject of a class action lawsuit, it could result in substantial losses and divert management's attention and resources from other matters.

     We Depend on Government Contracts and Subcontracts and Face Additional Risks Related to Fixed Price Contracts. A significant portion of the sales by Iteris and a portion of our sales by Zyfer were derived from contracts with governmental agencies, either as a general contractor, subcontractor or supplier. Government contracts represented approximately 25%, 26% and 38% of our total net sales and contract revenues for the years ended March 31, 2000, 2001 and 2002, respectively, and 36% for the nine months ended December 31, 2001. We anticipate that revenue from government contracts will continue to increase in the near future. Government business is, in general, subject to special risks and challenges, including:

     .  long purchase cycles or approval processes;

     .  competitive bidding and qualification requirements;

     .  performance bond requirements;

     .  changes in government policies and political agendas;

     .  delays in funding, budgetary constraints and cut-backs; and

     . milestone requirements and liquidated damage provisions for failure to meet contract milestones.

         In addition, a large number of our government contracts are fixed price contracts. As a result, we may not be able to recover for any cost overruns. These fixed price contracts require us to estimate the total project cost based on preliminary projections of the project's requirements. The financial viability of any given project depends in large part on our ability to estimate these costs accurately and complete the project on a timely basis. In the event our costs on these projects exceed the fixed contractual amount, we will be required to bear the excess costs. These additional costs adversely affect our financial condition and results of operations. Moreover, certain of our government contracts are subject to termination or renegotiation at the convenience of the government, which could result in a large decline in our net sales in any given quarter. Our inability to address any of the foregoing concerns or the loss or renegotiation of any material government contract could seriously harm our business, financial condition and results of operations.

     We are Exposed to the Risks Associated with the Recent Worldwide Economic Slowdown and Related Uncertainties. Concerns about inflation, decreased consumer confidence, reduced corporate profits and capital spending, and recent international conflicts and terrorist and military actions have resulted in a downturn in worldwide economic conditions, particularly in the United States. As a result of these unfavorable economic conditions, we have experienced a slowdown in customer orders, cancellations and rescheduling of backlog and higher overhead costs. In addition, recent political and social turmoil related to international conflicts and terrorist acts can be expected to put further pressure on economic conditions in the U.S. and worldwide. These political, social and economic conditions make it extremely difficult for our customers, our suppliers and us to accurately forecast and plan future business activities. If such conditions continue or worsen, our business, financial condition and results of operations will likely be materially and adversely affected.

     Our Quarterly Operating Results Fluctuate as a Result of Many Factors. Our quarterly revenues and operating results have fluctuated and are likely to continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. Factors that could affect our revenues include, among others, the following:

     .  our ability to raise additional capital;

     . our significant investment in research and development for our subsidiaries and business units;

     .  our ability to control costs;

     .  international conflicts and acts of terrorism;

     . our ability to develop, introduce, market and gain market acceptance of new products applications and product enhancements in a timely manner;

     . the size, timing, rescheduling or cancellation of significant customer orders;

     .  the introduction of new products by competitors;

     .  the availability of components used in the manufacture of our products;

     . changes in our pricing policies and the pricing policies by our suppliers and competitors, pricing concessions on volume sales, as well as increased price competition in general;

     . the long lead times associated with government contracts or required by vehicle manufacturers;

     . our success in expanding and implementing our sales and marketing programs;

     .  the effects of technological changes in our target markets;

     .  our relatively small level of backlog at any given time;

     .  the mix of sales among our business units;

     . deferrals of customer orders in anticipation of new products, applications or product enhancements;

     .  the risks inherent in our acquisitions of technologies and businesses;

     .  risks and uncertainties associated with our international business;

     . currency fluctuations and our ability to get currency out of certain foreign countries; and

     .  general economic and political conditions.

     In addition, our sales in any quarter may consist of a relatively small number of large customer orders. As a result, the timing of a small number of orders may impact our quarter to quarter results. The loss of or a substantial reduction in orders from any significant customer could seriously harm our business, financial condition and results of operations.

     Due to all of the factors listed above and other risks discussed in this report, our future operating results could be below the expectations of securities analysts or investors. If that happens, the trading price of our common stock could decline. As a result of these quarterly variations, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

     Our Operating Strategy for Developing Companies is Expensive and May Not Be Successful. Our business strategy historically has required us to make significant investments in our business units. These investments are expensive and require the commitment of significant time and resources. We expect to continue to invest in the development of certain of our business units with the goal of achieving profitability in each of our business units, and to a lesser extent, to monetize those business units for the benefit of our stockholders through an initial public offering, spin-off or sale to a strategic buyer. We may not recognize the benefits of this investment for a significant period of time, if at all. Our ability to achieve profitability in any business unit, to complete any private or public offerings of securities by any of our business units, and/or to spin-off our interest in the business unit to our stockholders will depend upon many factors, including:

     . the overall performance and results of operations of the particular business unit;

     .  the potential market for our business unit;

     . our ability to assemble and retain a qualified management team for the business unit;

     .  our financial position and cash requirements;

     .  the business unit's customer base and product line;

     . the current tax treatment of spin-off and sale transactions, and our ability to obtain favorable determination letters from the Internal Revenue Service; and

     . general economic and market conditions, including the receptiveness of the stock markets to initial public offerings and private placements.

     We may not be able to achieve profitability in our business units, to complete a successful private or public offering or to spin-off of any of our business units in the near future, or at all. During fiscal 2001, we attempted to complete the initial public offering of Iteris, but withdrew the offering due to adverse market conditions. Even if we are able to achieve profitability and the market is receptive to public offerings, we may decide not to complete any further offerings, spin-off a particular business unit, or delay the spin-off until a later date.

     We Must Keep Pace with Rapid Technological Change to Remain Competitive. Our target markets are in general characterized by the following factors:

     .  rapid technological advances;

     .  downward price pressure in the marketplace as technologies mature;

     .  changes in customer requirements;

     .  frequent new product introductions and enhancements; and

     .  evolving industry standards and changes in the regulatory environment.

     Our future success will depend upon our ability to anticipate and adapt to changes in technology and industry standards, and to effectively develop, introduce, market and gain broad acceptance of new products and product enhancements incorporating the latest technological advancements.

     We believe that we must continue to make substantial investments to support ongoing research and development in order to remain competitive. We need to continue to develop and introduce new products that incorporate the latest technological advancements in hardware, storage media, operating system software and applications software in response to evolving customer requirements. Our business and results of operations could be adversely affected if we do not anticipate or respond adequately to technological developments or changing customer requirements. We cannot assure you that any such investments in research and development will lead to any corresponding increase in revenue.

     Our Future Success Depends on the Successful Development and Market Acceptance of New Products. We believe our revenue growth and future operating results will depend on our ability to complete development of new products and enhancements, introduce these products in a timely, cost-effective manner, achieve broad market acceptance of these products and enhancements, and reduce our product costs. We may not be able to introduce any new products or any enhancements to our existing products on a timely basis, or at all. In addition, the introduction of any new products could adversely affect the sales of our certain of our existing products.

     Our future success will also depend in part on the success of several recently introduced products including CommSync II, a Zyfer solution for secure, high speed, point-to-point communications; AutoVue, our lane departure warning system; and Airo 9.0, our broadcast automation solution. Market acceptance of our new products depends upon many factors, including our ability to accurately predict market requirements and evolving industry standards, our ability to resolve technical challenges in a timely and cost-effective manner and achieve manufacturing efficiencies, the perceived advantages of our new products over traditional products and the marketing capabilities of our independent distributors and strategic partners. Our business and results of operations could be seriously harmed by any significant delays in our new product development. Certain of our new products could contain undetected design faults and software errors or "bugs" when first released by us, despite our testing. We may not discover these faults or errors until after a product has been installed and used by our customers. Any faults or errors in our existing products or in any new products may cause delays in product introduction and shipments, require design modifications or harm customer relationships, any of which could adversely affect our business and competitive position.

     We currently outsource the manufacture of our AutoVue product line to a single manufacturer. This manufacturer may not be able to produce sufficient quantities of this product in a timely manner or at a reasonable cost, which could materially and adversely affect our ability to launch or gain market acceptance of AutoVue.

     We Have Significant International Sales and Are Subject to Risks Associated with Operating in International Markets. International sales represented 10% of our net sales and contract revenues for the nine months ended December 31, 2001, 20% for the fiscal year ended March 31, 2001, and 19% for the fiscal year ended March 31, 2000. During the three months ended December 31, 2001, we reorganized our European operations, which included the discontinuation of our Odetics Europe Ltd., MAXxess Europe Ltd., Mariner France and Mariner Europe Ltd. operations, and the transition of our Broadcast and MAXxess international operations to branch office operations with the intent of lowering our international costs. This reorganization may result in significantly lower international sales in future periods, unanticipated liabilities related to the closures, and may not achieve the anticipated cost savings. We may also face challenges in managing and transitioning our international operations as we have not traditionally operated through branch offices. In addition, the recent terrorist attacks in the United States and heightened security may adversely impact our international sales and could make our international operations more expensive.

     International business operations are also subject to other inherent risks, including, among others:

     . unexpected changes in regulatory requirements, tariffs and other trade barriers or restrictions;

     .  longer accounts receivable payment cycles;

     .  difficulties in managing and staffing international operations;

     .  potentially adverse tax consequences;

     .  the burdens of compliance with a wide variety of foreign laws;

     . import and export license requirements and restrictions of the United States and each other country in which we operate;

     . exposure to different legal standards and reduced protection for intellectual property rights in some countries;

     .  currency fluctuations and restrictions; and

     .  political, social and economic instability.

     We believe that international sales will continue to represent a significant portion of our revenues, and that continued growth and profitability may require further expansion of our international operations. Nearly all of our international sales from this point on are denominated in U.S. dollars. As a result, an increase in the relative value of the dollar could make our products more expensive and potentially less price competitive in international markets. We do not engage in any transactions as a hedge against risks of loss due to foreign currency fluctuations.

     Any of these factors may adversely effect our future international sales and, consequently, effect our business, financial condition and operating results. Furthermore, as we increase our international sales, our total revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world.

     We Need to Manage Operations and the Integration of Our Acquisitions. Over the past few years, we have expanded our operations and made several substantial acquisitions of diverse businesses, including Intelligent Controls, Inc., International Media Integration Services, Ltd., Meyer Mohaddes Associates, Inc., Viggen Corporation, and certain assets of the Transportation Systems business of Rockwell International. We may engage in acquisitions of complementary businesses, products and technologies. Acquisitions may require significant capital infusions and, in general, acquisitions also involve a number of special risks, including:

     . potential disruption of our ongoing business and the diversion of our resources and management's attention;

     .  the failure to retain or integrate key acquired personnel;

     . the challenge of assimilating diverse business cultures, and the difficulties in integrating the operations, technologies and information system of the acquired companies;

     . increased costs to improve managerial, operational, financial and administrative systems and to eliminate duplicative services;

     .  the incurrence of unforeseen obligations or liabilities;

     . potential impairment of relationships with employees or customers as a result of changes in management; and

     . increased interest expense and amortization of acquired intangible assets.

     Acquisitions may also materially and adversely affect our operating results due to large write-offs, contingent liabilities, substantial depreciation, deferred compensation charges or goodwill amortization, or other adverse tax or audit consequences.

     Our competitors are also soliciting potential acquisition candidates, which could both increase the price of any acquisition targets and decrease the number of attractive companies available for acquisition. We cannot assure you that we will be able to consummate any additional acquisitions, successfully integrate any acquisitions or realize the benefits anticipated from any acquisition.

     To the extent we complete any additional acquisitions, such acquisitions are expected to place a significant strain on our resources. If we engage in further acquisitions, we may be required to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems. All of these updates will require substantial additional expense as well as management effort. Our failure to manage growth and integrate our acquisitions successfully could adversely affect our business, financial condition and results of operations.

     The Markets in Which We Operate Are Highly Competitive and Have Many More Established Competitors. We compete with numerous other companies in our target markets and we expect such competition to increase due to technological advancements, industry consolidations and reduced barriers to entry. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our business, financial condition and results of operations. Many of our competitors have far greater name recognition and greater financial, technological, marketing and customer service resources than we do. This may allow them to respond more quickly to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater resources to the development, promotion, sale and support of their products than we can. Recent consolidations of end users, distributors and manufacturers in our target markets have exacerbated this problem. As a result of the foregoing factors, we may not be able to compete effectively in our target markets and competitive pressures could adversely affect our business, financial condition and results of operations.

     We Cannot Be Certain of Our Ability to Attract and Retain Key Personnel and We Do Not Have Employment Agreements with Any Key Personnel. Due to the specialized nature of our business, we are highly dependent on the continued service of our executive officers and other key management, engineering and technical personnel, particularly Joel Slutzky, our Chairman of the Board, who recently retired as our Chief Executive Officer, and Gregory A. Miner, our Chief Executive Officer and Chief Financial Officer. The leadership transition between Mr. Slutzky and Mr. Miner could adversely affect our business. We do not have any employment contracts with any of our officers or key employees.

     Our success will also depend in large part upon our ability to continue to attract, retain and motivate qualified engineering and other highly skilled technical personnel. Competition for employees, particularly development engineers, is intense. We may not be able to continue to attract and retain sufficient numbers of such highly skilled employees. Our inability to attract and retain additional key employees or the loss of one or more of our current key employees could adversely affect upon our business, financial condition and results of operations.

     We May Not be Able to Adequately Protect or Enforce Our Intellectual Property Rights. If we are not able to adequately protect or enforce the proprietary aspects of our technology, competitors could be able to access our proprietary technology and our business, financial condition and results of operations will likely be seriously harmed. We currently attempt to protect our technology through a combination of patent, copyright, trademark and trade secret laws, employee and third party nondisclosure agreements and similar means. Despite our efforts, other parties may attempt to disclose, obtain or use our technologies or solutions. Our competitors may also be able to independently develop products that are substantially equivalent or superior to our products or design around our patents. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. As a result, we may not be able to protect our proprietary rights adequately in the United States or abroad.

     From time to time, we have received notices that claim we have infringed upon the intellectual property of others. Even if these claims are not valid, they could subject us to significant costs. We have engaged in litigation in the past, and litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. An adverse outcome in litigation or any similar proceedings could subject us to significant liabilities to third parties, require us to license disputed rights from others or require us to cease marketing or using certain products or technologies. We may not be able to obtain any licenses on terms acceptable to us, or at all. We also may have to indemnify certain customers or strategic partners if it is determined that we have infringed upon or misappropriated another party's intellectual property. Any of these results could adversely affect on our business, financial condition and results of operations. In addition, the cost of addressing any intellectual property litigation claim, both in legal fees and expenses, and the diversion of management resources, regardless of whether the claim is valid, could be significant and could seriously harm our business, financial condition and results of operations.

     We Are Controlled by Certain of Our Officers and Directors. As of April 30, 2002, our officers and directors beneficially owned approximately 24% of the total combined voting power of the outstanding shares of our Class A common stock and Class B common stock. As a result of their stock ownership, our management will be able to significantly influence the election of our directors and the outcome of corporate actions requiring stockholder approval, such as mergers and acquisitions, regardless of how our other stockholders may vote. This concentration of voting control may have a significant effect in delaying, deferring or preventing a change in our management or change in control and may adversely affect the voting or other rights of other holders of common stock.

     Our Stock Structure and Certain Anti-Takeover Provisions May Affect the Price of Our Common Stock. Certain provisions of our certificate of incorporation and our stockholder rights plan could make it difficult for a third party to acquire us, even though an acquisition might be beneficial to our stockholders. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Our Class A common stock entitles the holder to one-tenth of one vote per share and our Class B common stock entitles the holder to one vote per share. The disparity in the voting rights between our common stock, as well as our insiders' significant ownership of the Class B common stock, could discourage a proxy contest or make it more difficult for a third party to effect a change in our management and control. In addition, our Board of Directors is authorized to issue, without stockholder approval, up to 2,000,000 shares of preferred stock with voting, conversion and other rights and preferences superior to those of our common stock, as well as additional shares of Class B common stock. Our future issuance of preferred stock or Class B common stock could be used to discourage an unsolicited acquisition proposal.

     In March 1998, we adopted a stockholder rights plan and declared a dividend of preferred stock purchase rights to our stockholders. In the event a third party acquires more than 15% of the outstanding voting control of our company or 15% of our outstanding common stock, the holders of these rights will be able to purchase the junior participating preferred stock at a substantial discount off of the then current market price. The exercise of these rights and purchase of a significant amount of stock at below market prices could cause substantial dilution to a particular acquiror and discourage the acquiror from pursuing our company. The mere existence of a stockholder rights plan often delays or makes a merger, tender offer or proxy contest more difficult.

     We Do Not Pay Cash Dividends. We have never paid cash dividends on our common stock and do not anticipate paying any cash dividends on either class of our common stock in the foreseeable future.

     We May Be Subject to Additional Risks. The risks and uncertainties described above are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Pursuant to the SEC rules, this prospectus, which forms a part of the registration statement, does not contain all of the information in such registration statement. You may read or obtain a copy of the registration statement from the SEC in the manner described above.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. The documents we incorporate by reference are:

1. Our Annual Report on Form 10-K/A for the fiscal year ended March 31, 2001 filed with the SEC on July 30, 2001;

2. Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2001 filed with the SEC on February 14, 2002;

3. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 filed with the SEC on November 14, 2001;

4. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 filed with the SEC on August 14, 2001;

5. Our definitive Proxy Statement filed with the SEC on August 13, 2001 in connection with our 2001 Annual Meeting of Stockholders held on September 14, 2001;

6.   Our Current Report on Form 8-K filed with the SEC on June 12, 2002;

7.   Our Current Report on Form 8-K filed with the SEC on March 28, 2002;

8.   Our Current Report on Form 8-K filed with the SEC on February 26, 2002;

9.   Our Current Report on Form 8-K filed with the SEC on October 3, 2001;

10.  Our Current Report on Form 8-K filed with the SEC on June 1, 2001;

11. The description of our Class A common stock contained in our registration statement on Form 8-A filed with the SEC on October 14, 1987, including any amendment or report filed for the purpose of updating such description; and

12. The description of our preferred stock purchase rights contained in our registration statement on Form 8-A filed with the SEC on May 1, 1998, including any amendment or report filed for the purpose of updating such description.

     In addition, we incorporate by reference all reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this prospectus and prior to the termination of this offering and all such reports and documents will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference. Requests for documents should be submitted in writing to the Secretary, at Odetics, Inc., 1515 South Manchester Avenue, Anaheim, California 92802, or by telephone at (714) 774-5000.

                           FORWARD-LOOKING STATEMENTS

     All statements included or incorporated by reference in this prospectus, other than statements or characterizations of historical fact, are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements concerning projected expenses, growth in revenue from government contracts, our ability to control costs, our accounting estimates, assumptions and judgments, the investment in research and development for our subsidiaries and business units, the market acceptance and performance of our products, the competitive nature of our markets, our ability to achieve product integration, the status of, and our ability to keep pace with, evolving technologies, the development and market acceptance of new product introductions, the adoption of future industry standards, our production capacity, our ability to consummate acquisitions and integrate their operations successfully, the need for additional capital, our ability to raise capital, and our ability to achieve profitability, monetize and spin-off any of our business units. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," similar expressions and variations or negatives of these words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements speak only as of the date of this prospectus and are based upon the information available to us at this time. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors, some of which are listed under the section "Risk Factors" beginning on page 2 of this prospectus. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

                                 USE OF PROCEEDS

     The shares of Class A common stock offered by this prospectus will be sold by the selling stockholder, and the selling stockholder will receive all of the proceeds from sales of such shares. We will not receive any proceeds from sales of the shares offered by this prospectus.

                               SELLING STOCKHOLDER

     The following table sets forth the number of shares of our Class A common stock beneficially owned by the selling stockholder as of May 31, 2002, based on the selling stockholder's representations regarding its ownership. We cannot estimate the number of shares that will be held by the selling stockholder after completion of this offering because the selling stockholder may sell all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. Except as indicated in this section, we are not aware of any material relationship between us and the selling stockholder within the past three years other than as a result of the selling stockholder's beneficial ownership of our common stock. On May 31, 2002, 11,580,821 shares of our Class A common stock were outstanding.


                                                                               Number of
                                                                                 Shares
                                                                                 Being
                                                Beneficially Owned Prior       Offered in    Beneficially Owned After
                                                      to Offering               Offering            Offering(2)
                                             ------------------------------  -------------- ----------------------------
                                               Number of                                      Number of
Selling Stockholder                              Shares         Percent                         Shares        Percent(1)
----------------------------------------     --------------  --------------  --------------- --------------  -----------
Leitch Technology International, Inc.            67,419             *          67,419            --             --

* Represents beneficial ownership of less than 1% of the outstanding shares of Class A common stock.

(1) Based on 11,580,821 shares of Class A common stock outstanding on May 31, 2002.

(2) This table assumes that all shares owned by the selling stockholder which are offered by this prospectus are being sold. The selling stockholder reserves the right to accept or reject, in whole or in part, any proposed sale of shares. The selling stockholder also may offer and sell less than the number of shares indicated. The selling stockholder is not making any representation that any shares covered by this prospectus will or will not be offered for sale.

     Leitch Technology International, Inc. ("Leitch") acquired the shares held by it and offered by this prospectus in connection with the Stock Purchase Agreement, dated December 21, 2001, between us and Leitch. Pursuant to this agreement, Leitch cancelled certain indebtedness owed by us and our subsidiaries in consideration for the issuance of shares of our Class A common stock. We agreed to effect a shelf registration (of which this prospectus is a part) to register all of these shares in order to permit Leitch to sell these shares from time to time in the public market or in privately-negotiated transactions. We have agreed to prepare and file any amendments and supplements to the registration statement relating to these shares as may be necessary to keep the registration statement effective until such time as all of the shares covered by this prospectus have been sold or two years after the date of the Stock Purchase Agreement.

     This prospectus also covers any additional shares of Class A common stock which become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Class A common stock. In addition, this prospectus covers the preferred stock purchase rights which currently trade with the Class A common stock and entitle the holder to purchase additional shares of Class A common stock under certain circumstances.

                              PLAN OF DISTRIBUTION

     We are registering the shares of Class A common stock covered by this prospectus on behalf of the selling stockholder. We will not receive any of the proceeds from sales of the shares by the selling stockholder.

     The selling stockholder named in this prospectus, or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus, may sell these shares from time to time. The selling stockholder will act independently of Odetics in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholder may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

     . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

     .  an exchange distribution in accordance with the rules of such exchange;

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

     .  in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in such resales.

     The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder also may sell shares short and redeliver the shares to close out such short positions. The selling stockholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares under this prospectus. The selling stockholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary broker-dealers or the selling stockholder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholder may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

     In addition, any securities covered by this prospectus which qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchase and sales of shares of our common stock by the selling stockholder. We will make copies of this prospectus available to the selling stockholder and have informed it of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act upon being notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     . the name of the selling stockholder and of the participating broker-dealer(s),

     .  the number of shares involved,

     .  the price at which such shares were sold,

     . the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     . that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     .  other facts material to the transaction.

     In addition, upon being notified by the selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

     The legality of the shares offered hereby will be passed upon for Odetics by Brobeck, Phleger & Harrison LLP, Irvine, California.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K/A for the year ended

March 31, 2001, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to our consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

                              ---------------------
                                TABLE OF CONTENTS
                              ---------------------

                                                                            Page
                                                                            ----
RISK FACTORS..............................................................     2

WHERE YOU CAN FIND MORE INFORMATION.......................................    14

FORWARD-LOOKING STATEMENTS................................................    15

USE OF PROCEEDS...........................................................    16

SELLING STOCKHOLDER.......................................................    16

PLAN OF DISTRIBUTION......................................................    17

LEGAL MATTERS.............................................................    19

EXPERTS...................................................................    19


                                  ODETICS, INC.


                                  67,419 Shares
                                       of
                              Class A common stock

                                 ---------------
                                   PROSPECTUS
                                 ---------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various costs and expenses to be paid by us with respect to the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the SEC registration fee. In addition, Odetics may be charged additional listing fees by the Nasdaq SmallCap Market upon issuance of the shares being offered by this prospectus.

     SEC Registration Fee................................    $        9
     Printing Expenses...................................         2,000
     Legal Fees and Expenses.............................         5,000
     Accounting Fees and Expenses........................         5,000
     Miscellaneous.......................................         2,500
                                                             ----------
         Total...........................................    $   14,509
                                                             ==========

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of the shares.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law, Odetics can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Odetics' bylaws provide that Odetics will indemnify its directors and officers to the fullest extent permitted by law and require Odetics to advance litigation expenses upon receipt by Odetics of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. The bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Odetics' certificate of incorporation provides that, under Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to Odetics and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Odetics or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     Odetics has entered into agreements to indemnify its directors, the directors of certain of its subsidiaries and certain of its officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements, among other things, indemnify Odetics' directors and certain of its officers for certain expenses, attorneys' fees, judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of Odetics, on account of services as a director or officer of Odetics, or as a director or officer of any other company or enterprise to which the person provides services at the request of Odetics.

ITEM 16.  EXHIBITS

   EXHIBIT
   NUMBER

     4.1 Specimen of Class A common stock and Class B common stock certificates (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to Odetics' Registration Statement on Form S-1 (Reg. No. 033-67932) as filed with the SEC on September 30, 1993).

     4.2 Form of rights certificate for Odetics' preferred stock purchase rights (incorporated by reference to Exhibit A of Exhibit 4 to Odetics' Current Report on Form 8-K as filed with the SEC on May 1,
           1998).

     5.1   Opinion of Brobeck, Phleger & Harrison LLP.

    23.1   Consent of Independent Auditors.

    23.2   Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).

    24.1   Power of Attorney (included in signature page).

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price may be reflected in the form of prospectus filed with the SEC under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of Odetics' Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Odetics pursuant to the foregoing provisions, or otherwise, Odetics has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Odetics of expenses incurred or paid by a director, officer or controlling person of Odetics in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Odetics will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on the 30th day of May 2002.

                                            ODETICS, INC.



                                            By:  /s/ GREGORY A. MINER
                                               ---------------------------------
                                               Gregory A. Miner,
                                               Chief Executive Officer and Chief
                                               Financial Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Gregory
A. Miner and Gary Smith, jointly and severally, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

           Signature                        Title                        Date
           ---------                        -----                       -----

/s/ GREGORY A. MINER          Chief Executive Officer and Chief     May 30, 2002
--------------------------    Financial Officer (principal
    Gregory A. Miner          executive officer and principal
                              financial officer)

/s/ JOEL SLUTZKY              Chairman of the Board                 May 30, 2002
--------------------------
     Joel Slutzky

           Signature                        Title                        Date
           ---------                        -----                       -----

/s/ KEVIN C.  DALY            Director                              May 30, 2002
--------------------------
    Kevin C. Daly

/s/ CRANDALL GUDMUNDSON       Director                              May 30, 2002
--------------------------
   Crandall Gudmundson

/s/ JERRY F.  MUENCH          Director                              May 30, 2002
--------------------------
    Jerry F. Muench

/s/ JOHN W.  SEAZHOLTZ        Director                              May 30, 2002
--------------------------
    John W. Seazholtz

/s/ THOMAS L. THOMAS          Director                              May 30, 2002
--------------------------
    Thomas L. Thomas

/s/ PAUL E.  WRIGHT           Director                              May 30, 2002
--------------------------
    Paul E. Wright

/s/ GARY SMITH                Vice President and Controller         May 30, 2002
--------------------------    (principal accounting officer)
    Gary Smith

                                INDEX OF EXHIBITS

       EXHIBIT
       NUMBER

        4.1 Specimen of Class A common stock and Class B common stock certificates (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to Odetics' Registration Statement on Form S-1 (Reg. No. 033-67932) as filed with the SEC on September 30,
               1993).

        4.2 Form of rights certificate for Odetics' preferred stock purchase rights (incorporated by reference to Exhibit A of Exhibit 4 to Odetics' Current Report on Form 8-K as filed with the SEC on May 1, 1998).

        5.1    Opinion of Brobeck, Phleger & Harrison LLP.

       23.1    Consent of Independent Auditors.

       23.2    Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit
               5.1).

       24.1    Power of Attorney (included in signature page).